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                                                                     EXHIBIT 3.2

                        CERTIFICATE OF SECOND AMENDMENT
                                       OF
                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                             CHASE INDUSTRIES INC.

                                  May 26, 1998

            (Pursuant to Section 242 of the General Corporation Law
                           of the State of Delaware)


         Chase Industries Inc. (the "COMPANY"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), does certify as follows:

         FIRST: That Section 4.1 of Article Fourth of the Restated Certificate of Incorporation of the Company (the "CERTIFICATE") be, and hereby is, amended so as to read in its entirety as set forth on Exhibit A attached hereto and incorporated herein by reference.

         SECOND: That the Board of Directors of the Company have adopted resolutions effecting a three-for-two stock split that results in an increase in the outstanding shares of common stock and non-voting common stock of the Company in the following manner:

                 Effective as of June 6, 1998 (the "RECORD DATE"),

                          (i) every share of common stock, par value $.01 per share (the "VOTING COMMON STOCK"), of the Company authorized and outstanding as of the Record Date automatically shall be converted into, and deemed for all purposes to be,
                 1.5 shares of Common Stock,

                          (ii) every share of nonvoting common stock, par value $.01 per share, of the Company authorized and outstanding as of the Record Date (the "NONVOTING COMMON STOCK" and, together with the Voting Common Stock, the "COMMON STOCK") automatically shall be converted into, and deemed for all purposes to be, 1.5 shares of Nonvoting Common Stock, and written notice shall forthwith be given by the Secretary of the Company to the record holders of the outstanding shares of Common
         Stock as provided by applicable law.  In the event the number of shares of Common Stock issuable to a record holder as a result of the stock split includes a fraction of a share, such record holder shall receive, in lieu of such fractional share, an amount of cash, without interest thereon, determined by multiplying (i) the closing sale price per share of the
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         Voting Common Stock as reported on the New York Stock Exchange on June
         5, 1998, (or, if no shares of Voting Common Stock are traded on the New York Stock Exchange on June 5, 1998, the closing sale price per share of the Voting Common Stock as reported on the New York Stock Exchange on the next preceding date on which shares of Voting Common Stock are traded on the New York Stock Exchange) by (ii) thirty- three and one third percent (33 1/3%), rounded to the nearest whole cent.

         THIRD: That the amendment to the Certificate as set forth herein was duly adopted by the Board of Directors of the Company in accordance with the provisions of Section 242 of the GCL.

         FOURTH: That the amendment to the Certificate as set forth herein was approved by written consent of the sole holder of the Nonvoting Common Stock, voting separately as a class, and duly adopted by a majority of holders of the Voting Common Stock of the Company, voting separately as a class at the Company's 1998 annual meeting of stockholders.

         IN WITNESS WHEREOF, Chase Industries Inc. has caused this Certificate of Second Amendment to be signed by its Chief Executive Officer and attested to by its Secretary this 26th day of May, 1998.

                                        CHASE INDUSTRIES INC.



                                        By:     /S/Martin V. Alonzo
                                            ---------------------------------
                                            Martin V. Alonzo
                                            Chief Executive Officer


Attest:



        /S/Michael T. Segraves
-----------------------------------
Michael T. Segraves
Secretary





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                                   EXHIBIT A
                                       to
                       Certificate of Second Amendment of
                     Restated Certificate of Incorporation
                                       of
                             Chase Industries Inc.


"4.1     Authorized Shares.

         The total number of shares of all classes of stock that the corporation shall have authority to issue is forty- nine million six hundred ten thousand (49,610,000) shares of capital stock, classified as follows:

         (i) One million (1,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock");

         (ii) Thirty-six million three hundred ten thousand (36,310,000) shares of common stock, par value $.01 per share ("Common Stock"); and

         (iii) Twelve million three hundred thousand (12,300,000) shares of non-voting common stock, par value $.01 per share ("Non-Voting Common Stock").

         The Common Stock and Non-Voting Common Stock hereinafter referred to collectively as the "Authorized Common Stock."

         The designations and the powers, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock and the Authorized Common Stock are set forth in Section 4.2 and 4.3, respectively, of this Article FOURTH. Certain general provisions are set forth in Section 4.4 of this Article FOURTH."





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